Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS

DECLARES THIRD QUARTER DISTRIBUTION OF $0.17 PER SHARE

Chicago, IL - July 30, 2026 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended June 30, 2026.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•
Net investment income decreased from $0.18 per common share for the quarter ended March 31, 2026 to $0.08 per common share for the quarter ended June 30, 2026, primarily due to a decrease in total investment income of $2.1 million. See additional information under “Results of Operations” below.
•
Net gain on investments was $0.34 per common share for the quarter ended June 30, 2026. See additional information under “Results of Operations” below.
•
Net asset value per common share increased from $8.16 as of March 31, 2026 to $8.41 as of June 30, 2026 due to a net gain on investments of $0.34 per common share, partially offset by the quarterly distribution of $0.17 per common share exceeding our quarterly net investment income of $0.08 per common share.
•
As of June 30, 2026, based on fair value, 93% of our loan portfolio consisted of floating rate loans and 100% of our loan portfolio consisted of first lien and second lien loans.
•
The investment portfolio’s weighted-average performing income yield decreased from 12.5% during the prior quarter to 12.1% for the quarter ended June 30, 2026, primarily due to a decrease in earned yields on our debt investments and structured finance securities.
•
During the quarter ended June 30, 2026, we placed on non-accrual status loans to one portfolio company. See additional information under “Portfolio and Investment Activities” below.

OTHER RECENT EVENTS

•
On July 28, 2026, our Board of Directors declared a distribution of $0.17 per common share for the third quarter of 2026, payable on October 5, 2026 to stockholders of record as of September 18, 2026.

SELECTED FINANCIAL HIGHLIGHTS	Three Months Ended
(Per common share)	June 30, 2026	March 31, 2026
Net Investment Income
Net investment income	$0.08	$0.18

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments, net of taxes	$(0.45)	$(0.84)
Net unrealized appreciation (depreciation) on investments, net of taxes	0.79	(0.19)
Loss on extinguishment of debt	—	(0.01)
Net gain (loss)	$0.34	$(1.04)

Net Earnings (Loss)
Net Earnings (loss)	$0.42	$(0.86)

Net Asset Value
Net asset value	$8.41	$8.16
Distributions declared	0.17	0.17

	As of
(in millions)	June 30, 2026	March 31, 2026
Balance Sheet Highlights
Total investments, at fair value	$297.8	$308.1
Total outstanding debt - principal	185.8	202.5
Total net assets	112.6	109.3

PORTFOLIO AND INVESTMENT ACTIVITIES

($ in millions)

	Three Months Ended
Portfolio Yields(1)	June 30, 2026	March 31, 2026
Average performing interest-bearing investments, at cost	$210.3	$240.8
Weighted-average performing income yield - interest-bearing investments(2)	12.1%	12.5%
Weighted-average realized yield - interest-bearing investments(3)	10.1%	10.9%

(1) The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.

(2) Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.

(3) Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-performing structured finance securities.

	Three Months Ended
Portfolio Purchase Activity	June 30, 2026	March 31, 2026
Debt and equity investments	$2.1	$2.1
Structured finance securities	—	—
Total investment purchases and originations	$2.1	$2.1

As of June 30, 2026, based on fair value, our investment portfolio was comprised of the following:

•
Total investments of $297.8 million, which was equal to approximately 108% of amortized cost;
•
Debt investments of $147.0 million, of which approximately 97% and 3% were first lien and second lien loans, respectively;
•
Equity investments of $116.7 million; and
•
Structured finance securities of $34.1 million.

During the quarter ended June 30, 2026, loans to a portfolio company were placed on non-accrual status with an aggregate amortized cost and fair value of $12.5 million and $10.4 million, respectively, representing 3.5% of the total portfolio, at fair value. As of June 30, 2026, our loan portfolio had non-accrual loans with an aggregate fair value of $21.4 million, or 7.2% of our total investments at fair value.

OUTSTANDING DEBT

Our total outstanding debt decreased from $202.5 million at March 31, 2026 to $185.8 million at June 30, 2026, due to net paydowns on our revolving credit facilities.

As of June 30, 2026, 100% of our outstanding debt matures in more than two years and 80% of our outstanding debt is unsecured. As of June 30, 2026, our regulatory asset coverage ratio was 161%, which exceeded the minimum asset coverage requirement of 150% under the Investment Company Act of 1940, as amended.

During the three months ended June 30, 2026 and March 31, 2026, the average dollar borrowings and weighted-average effective interest rate for our debt were as follows ($ in millions):

Three Months Ended	Average Dollar Borrowings	Weighted-Average Effective Interest Rate
June 30, 2026	$202.0	7.41%
March 31, 2026	215.0	7.34

RESULTS OF OPERATIONS	Three Months Ended
(in thousands)	June 30, 2026	March 31, 2026
Total investment income	$6,837	$8,904
Expenses:
Interest expense	3,734	3,889
Base management and incentive fees, net of base management fee waiver	1,137	1,623
Professional, administration and other expenses	958	928
Total expenses, net	5,829	6,440
Net investment income	1,008	2,464
Net gain (loss) on investments	4,559	(13,922)
Loss on extinguishment of debt	—	(130)
Net increase (decrease) in net assets resulting from operations	$5,567	$(11,588)

Investment Income

For the quarter ended June 30, 2026, total investment income decreased to $6.8 million from $8.9 million in the prior quarter, primarily due to decreases in interest income of $1.2 million and non-recurring dividend income of $0.9 million.

Expenses

For the quarter ended June 30, 2026, total expenses, net of the base management fee waiver, decreased by $0.6 million to $5.8 million compared to the prior quarter, primarily due to decreases in incentive fees of $0.4 million and interest expense of $0.2 million.

Net Gain (Loss) on Investments

For the quarter ended June 30, 2026, we recognized a net gain on investments of $4.6 million. The net gain on investments of $4.6 million was primarily attributable to unrealized appreciation of $14.1 million on our common equity investment in Pfanstiehl Holdings, Inc., partially offset by net realized and unrealized losses on our CLO equity structured finance securities of $6.5 million.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2026, we had $4.0 million in cash and cash equivalents, which includes $2.9 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of our credit facility with Natixis, New York Branch, including limitations on the amount of cash OFSCC-FS can distribute to us.

As of June 30, 2026, we had an unused commitment of $15.0 million under our senior secured revolving credit facility with Banc of California and an unused commitment of $43.2 million under our credit facility with Natixis, New York Branch, each of which is subject to the terms of the borrowing base and other covenants.

As of June 30, 2026, we had outstanding commitments to fund various undrawn revolvers and other credit facilities of portfolio companies totaling $6.0 million.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, July 31, 2026, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (833) 816-1364 (Domestic) or (412) 317-5699 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 14, 2026 and may be accessed by calling (855) 669-9658 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #7827862.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended June 30, 2026.

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities (Unaudited)

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2026	2025
Assets
Total investments, at fair value (amortized cost of $275,837 and $328,400, respectively)	$297,756	$342,015
Cash and cash equivalents	3,982	3,359
Interest and dividends receivable	525	719
Receivable for investments sold	280	—
Prepaid expenses and other assets	1,921	613
Total assets	$304,464	$346,706

Liabilities
Revolving lines of credit	$36,800	$55,450
Unsecured Notes (net of deferred debt issuance costs of $2,308 and $2,812, respectively)	146,692	162,188
Interest payable	2,459	2,269
Distribution payable	2,277	—
Payable to adviser and affiliates	1,692	2,264
Other liabilities	1,932	1,347
Total liabilities	$191,852	$223,518

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	134	134
Paid-in capital in excess of par	174,195	174,195
Total accumulated losses	(61,717)	(51,141)
Total net assets	$112,612	$123,188

Total liabilities and net assets	$304,464	$346,706

Number of common shares outstanding	13,398,078	13,398,078
Net asset value per share	$8.41	$9.19

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Investment income
Interest income	$6,389	$7,586	$13,975	$19,987
Dividend income	434	1,297	1,731	605
Fee income	14	21	35	179
Total investment income	6,837	8,904	15,741	20,771
Expenses
Interest expense	3,734	3,889	7,623	7,700
Base management fee	1,340	1,435	2,775	3,028
Income Incentive Fee	—	408	408	1,151
Professional fees	345	363	708	839
Administration fee	367	326	693	776
Other expenses	246	239	485	529
Total expenses before base management fee waiver	6,032	6,660	12,692	14,023
Base management fee waiver	(203)	(220)	(423)	—
Total expenses, net of base management fee waiver	5,829	6,440	12,269	14,023
Net investment income	1,008	2,464	3,472	6,748
Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(6,018)	(11,301)	(17,319)	(6,778)
Net unrealized appreciation (depreciation), net of taxes	10,577	(2,621)	7,956	(16,888)
Net gain (loss) on investments	4,559	(13,922)	(9,363)	(23,666)
Loss on extinguishment of debt	—	(130)	(130)	—
Net increase (decrease) in net assets resulting from operations	$5,567	$(11,588)	$(6,021)	$(16,918)

Net investment income per common share – basic and diluted	$0.08	$0.18	$0.26	$0.50
Earnings (loss) per common share – basic and diluted	$0.42	$(0.86)	$(0.44)	$(1.26)
Distributions declared per common share	$0.17	$0.17	$0.34	$0.68
Basic and diluted weighted-average common shares outstanding	13,398,078	13,398,078	13,398,078	13,398,078

ABOUT OFS CAPITAL

The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

847-734-2084

investorrelations@ofscapital.com

(4) Registration does not imply a certain level of skill or training

OFS® and OFS Capital® are registered trademarks of Orchard First Source Asset Management, LLC.

OFS Capital Management™ is a trademark of Orchard First Source Asset Management, LLC.